Blacksands Petroleum, Inc. (the “Company”) has furnished to us the text of a statement to be set forth by the Company as part of Item 4.01 of a Report on Form 8K that was filed by the Company on October 31, 2006, with the Commission with respect to our dismissal as independent public accountants for Blacksands Petroleum, Inc. on October 26, 2006. We agree with the text of the statement concerning our Firm that is to be part of Item 4.01 in such Form 8-K to be filed with the Commission.

De Joya Griffith & Company, LLC

December 1, 2006
Henderson, Nevada

2580 Anthem Village Drive, Henderson, NV 89052
Telephone (702) 588-5961 ● Facsimile (702) 588-5979